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                                                                   Exhibit 10.20


                                    AGREEMENT

                                     Between

                                 BROWARD COUNTY

                                       and

                        LIMOUSINES OF SOUTH FLORIDA, INC.

                                       for

                       AIRPORT SHUTTLE BUS SERVICES AT THE
                FORT LAUDERDALE-HOLLYWOOD INTERNATIONAL AIRPORT



                                 RLI # 90596-RB


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                               TABLE OF CONTENTS


ARTICLE

I     DEFINITIONS ...................................................    4

II    TERM AND PROVISIONS
      PERTAINING TO INITIAL TERM ....................................    6

III   OBLIGATIONS OF THE OPERATOR ...................................    7

IV    EQUIPMENT REQUIREMENTS ........................................   12

V     FEES, CHARGES, AND ACCOUNTABILITY .............................   15

VI    OPERATIONAL REQUIREMENTS AND STANDARDS ........................   23

VII   COMPLAINTS ....................................................   27

VIII  COMPLIANCE ....................................................   28

IX    ASSIGNMENT ....................................................   29

X     INSURANCE AND INDEMNIFICATION;
      PERFORMANCE BOND ..............................................   30

XI    TERMINATION BY COUNTY .........................................   33

XII   SECURITY ......................................................   36

XIII  FIRE AND OTHER DAMAGE .........................................   36

XIV   INDEPENDENT CONTRACTOR ........................................   37

XV    GENERAL PROVISIONS ............................................   37

XVI   MISCELLANEOUS .................................................   42
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          EXHIBITS

A         SHUTTLE ROUTES AND PARKING AREAS

B         HEADWAY TIMES

C         VEHICLE SPECIFICATIONS
          AND NUMBERS - CORE BUS FLEET

D         VEHICLE SPECIFICATIONS, HOURLY EXPENSE FOR
          SUPPLEMENTAL BUS FLEET

Attachment I   NONDISCRIMINATION REQUIREMENTS

Attachment II  SDBE PARTICIPANTS
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                                    AGREEMENT

                                     Between

                                 BROWARD COUNTY
                                       and

                        LIMOUSINES OF SOUTH FLORIDA, INC

                                       for

                       AIRPORT SHUTTLE BUS SERVICES AT THE
                FORT LAUDERDALE-HOLLYWOOD INTERNATIONAL AIRPORT

         This is an Agreement, made and entered into by and between: BROWARD COUNTY, a political subdivision of the State of Florida, hereinafter referred to as "County,"

                                       AND

         LIMOUSINES OF SOUTH FLORIDA, INC, a Florida corporation, authorized to do business in the State of Florida, hereinafter referred to as "Operator."

         WHEREAS, County is the owner and operator of the Fort
Lauderdale-Hollywood International Airport, hereinafter referred to as "Airport"; and

         WHEREAS, the Operator is experienced in the business of managing and operating Airport Shuttle Bus operations similar in nature to that required at the Airport; and

         WHEREAS, the County wishes to grant to Operator the right to operate the Airport Shuttle Bus Services at the Airport under an agreement containing mutually satisfactory terms and covenants;

         NOW, THEREFORE, IN CONSIDERATION of the mutual terms, conditions, promises, covenants and payments hereinafter set forth, County and Operator agree as follows:

                                   ARTICLE I
                                  DEFINITIONS

1.1 "Affiliate" is an entity which is controlled by or under common control with another entity, and "control" shall mean ownership of not less than fifty percent (50%) of all the voting stock or equitable interest in such corporation or entity.


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1.2      "Agreement" shall mean this Agreement, including all exhibits thereto and any supplements, modifications or amendments thereof.

1.3 "Airport" shall refer to Fort Lauderdale-Hollywood International Airport, Broward County, Florida.

1.4 "Airport Terminals" and "Terminals" shall mean the terminal buildings at the Airport, including the existing buildings and all terminals hereafter constructed at the Airport during the term of this Agreement.

1.5      "Annual Management Fee" is set forth in Section 5.2, hereof.

1.6 "Aviation Department" shall mean the County's Aviation Department or such other named County organization that from time to time may exercise functions equivalent or similar to those now exercised by such Department.

1.7 "Director of Aviation" and "Director" shall mean the Director or Acting Director of the Aviation Department and from time to time shall include such person or persons as may from time to time be authorized in writing by the Broward County Board of County Commissioners, the Broward County Administrator or by the Director to act for the Director with respect to any or all matters pertaining to this Agreement.

1.8      "Capital Equipment Charge" is set forth in Section 5.4, hereof.

1.9 "Contract Year" shall mean the period beginning on the Commencement Date and ending on the 365th day thereafter and each twelve-month period thereafter, until the termination of this Agreement.

1.10 "County" shall mean Broward County, a body corporate and a political subdivision of the State of Florida.

1.11 "Federal Aviation Administration" hereinafter sometimes referred to as FAA, shall mean that agency of the United States Government created and established under the Federal Aviation Act of 1958, or its successor.

1.12     "In-Service Bus Hour Charge" is set forth in Section 5.3, hereof.

1.13 "Reimbursable Expenses" shall mean all items which are specifically approved, in writing, as reimbursable by the Aviation Department pursuant to Section 5.5, hereof.

1.14     "RLI Documents" is defined in Section 15.19, hereof.


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1.15     "Parking Facilities" are designated on Exhibit A, attached hereto and made a part hereof and may include public parking facilities and employee parking facilities.

1.16 "Prior Agreement" shall mean that certain Employee Shuttle Bus Service Agreement entered into between Limousines of South Florida, Inc. and County, having an effective date of April 1, 1992, which agreement was amended by that certain amendment dated August 6, 1996 to add Airport public parking shuttle bus services and extended through June 30, 1997 by letter from the Director of the Broward County Purchasing Division dated March 24, 1997.

1.17 "Shuttle Bus Routes" are designated on Exhibit A attached hereto and made a part hereof.

1.18 "Shuttle Bus Services" shall mean the passenger and employee shuttle bus services to be provided pursuant to this Agreement by Operator, to and from the Parking Facilities and the Terminals, and such other Shuttle Bus Services as may be required from time to time by the Aviation Department.

                                   ARTICLE II
                 TERM AND PROVISIONS PERTAINING TO INITIAL TERM

2.1 This Agreement shall be effective on July 1, 1997. The initial term of this Agreement ("Initial Term") shall begin on July 1, 1997, and shall extend until the "Commencement Date" (as hereinafter defined). During the Initial Term of this Agreement, only the provisions of this Section
         2.1 and the provisions of the Prior Agreement shall apply, and during the Initial Term the parties shall be governed by and shall comply with and abide by all of the terms, provisions and conditions of the Prior Agreement, all of which terms, provisions and conditions are incorporated into and made a part of this Agreement by reference. During the Initial Term the Operator shall provide the services described by the Prior Agreement and all payments by County to Operator for such services shall be made at the rates and the intervals last in effect under the Prior Agreement.

2.2 The Commencement Date for all of the terms and provisions of this Agreement except those set forth in Section 2.1, above, and in the Prior Agreement, shall be October 1, 1997, or such later date as is established pursuant to an extension request as hereinafter set forth ("Commencement Date"). Upon the Commencement Date, all provisions of the Prior Agreement which are incorporated herein by reference shall cease to have any effect whatsoever and for all periods following the Commencement Date the parties shall be governed only by the terms and provisions of this Agreement.


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2.3      This Agreement shall terminate on the last day of the third Contract
         Year following the Commencement Date, unless extended or earlier terminated as provided herein ("Termination Date").

2.4 The Commencement Date of this Agreement may be extended by the County for a period of not more than nine (9) calendar months if, due to no fault of the Operator, the Operator is not able to obtain the vehicles comprising the "Core Bus Fleet" (as hereinafter defined) from the manufacturer by the Commencement Date. The Operator shall give the Aviation Department at least forty-five (45) days advance notice of the need for such an extension, which notice shall state the reasons for the request. The Operator shall provide such back-up documentation as the Aviation Department shall reasonably request. The Director of the Aviation Department, on behalf of the County, shall grant or deny the extension request within thirty (30) days following receipt of such request. The total time of all extensions of the Commencement Date that may be granted pursuant to the provisions hereof shall not exceed nine
         (9) calendar months.

2.5 The Termination Date of this Agreement may be extended by the County for not more that three (3) one-year periods (each such period being called a "Renewal Term"). The County may exercise any of its options to extend this Agreement by providing written notice to Operator of its intention to extend the Agreement at least one hundred eighty (180) days prior to the beginning of such Renewal Term. All terms and conditions of this Agreement shall apply during any Renewal Term, except that fees and charges for each Renewal Term shall be negotiated by the parties prior to the beginning of such Renewal Term and such fees and charges shall be set forth in an amendment to this Agreement which shall be executed with the same formality and of equal dignity with this Agreement. In the event the parties fail to reach agreement as to the fees and charges for any Renewal Term, then the fees and charges in effect during the immediately preceding Contract Year shall apply to the Renewal Term, and either party shall have the right to terminate this Agreement by not less than ninety (90) days written notice to the other party. The Director of the Aviation Department is authorized to act on behalf of the County and to give all notices pursuant to Section 2.4 and this Section 2.5.

                                   ARTICLE III
                           OBLIGATIONS OF THE OPERATOR

3.1 The Operator shall provide Shuttle Bus Services between the Terminals and the Parking Facilities using the Shuttle Bus Routes. In addition, Operator shall provide Shuttle Bus Services to such other Airport facilities as may be directed in writing by the Aviation Department and shall provide Shuttle Bus Services for any other purpose related to the operational requirements or desires of the County, as may be directed in writing by the Aviation Department.


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         (a)      From time to time Shuttle Bus Services may be required to be provided outside the confines of the Airport. The County and the Operator recognize that all the requirements of the services contemplated herein cannot be determined with precision at the time of the award of this contract. It is understood that such matters as scheduling, the advertising and announcing of available services, locations of shuttle stops and equipment staging areas, designation of Parking Facilities and Shuttle Bus Routes and other operational matters will be determined and/or adjusted from time to time as the needs of Airport dictate. It is the intent and purpose of the parties that the services to be provided hereunder shall be provided in such a manner as to most efficiently meet the operational needs of the Airport.

         (b) Shuttle Bus Services shall include, but not be limited to: (1) transportation of employees and other persons and their baggage between the Airport Terminals and the designated employee parking facilities using Shuttle Bus Routes; (2) transportation of airline passengers and other persons and their baggage between the Terminals and the designated public parking facilities using Shuttle Bus Routes; (3) on-demand transportation of persons and their baggage between Airport facilities and other sites as directed by the Aviation Department (4) on-demand transportation of airline passengers to conduct air side aircraft loading/unloading at sites remote from the Terminal buildings as directed by the Aviation Department; (5) on-demand transportation of persons and baggage to or from such other facilities as may be directed in writing by the Aviation Department, and (6) on-demand transportation of persons and baggage for any other purpose related to the operational requirements or desires of the Aviation Department, as may be directed by the Aviation Department. On-demand services may be required by verbal instructions of the Aviation Department's representative, which shall be followed by written confirmation.

         (c) The Operator shall provide all personnel and supplies for the provision of Shuttle Bus Services pursuant to this Agreement.

3.2 It is the intent of the parties that during the term of this Agreement, the Operator shall be the sole provider of Core Bus Fleet services at the Airport, as described in Section 4.2, hereof. It is understood and agreed that the County may from time to time use other providers of shuttle bus services for any services required by the County, other than Core Bus Fleet services. Moreover, the provisions of this Agreement shall not be deemed to prevent the County from permitting any other method of ground transportation at the Airport, including but not limited to, rental vehicles, private passenger vehicles not-for-hire, charter or non-charter buses, airport or charter limousines, airline crew transport, rental car pickup vans, or


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         transportation of cruise ship passengers. The County further reserves the right to authorize properly identified hotel and motel courtesy vehicles, which are owned and operated by hotels or motels, to pick up their customers upon prior arrangement.

3.3 The Operator has the right of ingress and egress over Airport public roadways, including common use roadways, subject to all laws, ordinances, rules and regulations which have been established or shall be established in the future by the Airport, the County, the federal government, or the State of Florida. Such rights of ingress and egress shall apply to the Operator's employees, guests, patrons, invitees, suppliers, and other authorized individuals. The County, while providing parking facilities to the Operator's employees in common with employees of Operators and other users of the Airport, retains the right, at the sole election of the County, to impose a reasonable charge for the privilege of utilizing these parking facilities.

3.4 The Operator agrees to comply with the federal non-discrimination requirements set forth on Attachment 1, attached hereto and made a part hereof. This Agreement may be subject to the requirements of the U.S. Department of Transportation's regulations, 49 CFR, Part 23, Subpart F. The Operator agrees that it will not discriminate against any business owner because of the owner's race, creed, color, national origin, sex, religion, sexual orientation, marital status, political affiliation, age or physical or mental disability in connection with the award or performance of any agreement covered by 49 CFR, Part 23, Subpart F. The Operator agrees to include the above statements in any subsequent agreements that it enters into for services under this Agreement and shall cause those businesses to similarly include the statements in further agreements.

         (a) Operator hereby acknowledges and agrees to abide by the rules, regulations and provisions promulgated by the Small Disadvantaged Business Enterprise Affirmative Action Program for the Aviation Department, Broward County, Florida, as provided by the Board of County Commissioners, Broward County, Florida, pursuant to 49 CFR, Part 23, of the Regulations of the Office of the Secretary of the United States Department of Transportation. Operator shall be required to comply with any and all additional applicable provisions of 49 CFR, Part 23, implementing Section 511(h) of the AAIA. Operator shall submit such reports. as may be required by County in the form specified by the County for the purpose of demonstrating compliance with this subsection.

         (b) The Operator shall submit an SDBE Affirmative Action Plan relating to the utilization of qualified disadvantaged business enterprises whether directly or indirectly involved in this Agreement. Such plan should detail the


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                  Operators efforts to invite disadvantaged business enterprises to contract with Operator for professional, technical, vendor, and supplier services. These firms must be certified as disadvantaged business enterprises by the Broward County Division of Equal Employment & Small Business Opportunity.

         (c) The Broward County Board of County Commissioners enacted an ordinance establishing SDBEAAP and including goals in all County procurement activity of $75,000 or more and in other selected County procurement activity. This Agreement does have assigned SDBE goals as stated: 10% minority business enterprise participation (any group); and 10% women business enterprise participation.

         (d) County and Operator agree that prime and subcontract awards to Small Disadvantaged Business Enterprises and Minority - Majority Joint Ventures are crucial to the achievement of County's SDBE participation goals. In an effort to assist County in achieving its established goals for this contract, Operator agrees to take affirmative actions to meet the current SDBE participation goals established by County.

         (e) Operator incorporates by Attachment II, attached hereto and made a part hereof, the names, addresses, scope of work and dollar value of SDBE participation on the Schedule of SDBE Participation. Operator understands that each minority and/or women-owned firm utilized to meet County's goals must be certified by the Broward County Division of Equal Employment & Small Business Opportunity. Any subcontractors of Operator other than those set forth on Attachment II must receive the prior written approval of the Aviation Department. To qualify for SDBE participation, any subcontractors of Operator must be certified by the Broward County Division of Equal Employment
                  & Small Business Opportunity.

         (f) Operator understands that it is the responsibility of the Aviation Department and the Broward County Division of Equal Employment & Small Business Opportunity to monitor compliance with the SDBEAAP. In that regard, Operator agrees to furnish quarterly reports to both parties on the progress of SDBE participation commencing with the end of the first quarter of this Agreement.

         (g) Operator shall not unlawfully discriminate against any person in its operations and activities in its use or expenditure of the funds or any portion of the funds provided by this Agreement and shall affirmatively comply with all applicable provisions of the Americans with Disabilities Act (ADA) in the course of providing any services funded in whole or in part by County,


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                  including Titles I and II of the ADA (regarding
                  nondiscrimination on the basis of disability), and all applicable regulations, guidelines, and standards.

         (h) Operator's decisions regarding the delivery of services under this Agreement shall be made without regard to or consideration of race, age, religion, color, gender, sexual orientation, national origin, marital status, physical or mental disability, political affiliation, or any other factor which cannot be lawfully or appropriately used as a basis for service delivery.

         (i) Operator shall comply with Title I of the Americans with Disabilities Act regarding nondiscrimination on the basis of disability in employment and further shall not discriminate against any employee or applicant for employment because of race, age, religion, color, gender, sexual orientation, national origin, marital status, political affiliation, or physical or mental disability. In addition, Operator shall take affirmative steps to ensure nondiscrimination in employment against disabled persons. Such actions shall include, but not be limited to, the following: employment, upgrading, demotion, transfer, recruitment or recruitment advertising, layoff, termination, rates of pay, other forms of compensation, terms and conditions of employment, training (including apprenticeship), and accessibility.

         (j) Operator shall take affirmative action to ensure that applicants are employed and employees are treated without regard to race, age, religion, color, gender, sexual orientation, national origin, marital status, political affiliation, or physical or mental disability during employment. Such actions shall include, but not be limited to, the following: employment, upgrading, demotion, transfer, recruitment or recruitment advertising, layoff, termination, rates of pay, other forms of compensation, terms and conditions of employment, training (including apprenticeship), and accessibility.


3.5 All vehicles (including both new and used) that will provide services under this Agreement must be accessible to disabled persons and must comply with all applicable provisions of the Americans with Disabilities Act of 1990, 47 CFR Section 38, and all other applicable rules and regulations promulgated thereunder and all other federal, state, County and local laws, rules, and regulations.

3.6 It is understood and agreed between the County and Operator that the County maintains and operates the Fort Lauderdale-Hollywood International Airport as a public facility, and that in order to render proper airport services to the public, it is necessary that the Operator provide and make available the services set forth herein, and that failure of Operator to provide these services shall constitute a


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         breach of this Agreement, entitling the County to immediately terminate the same and shall entitle County to pursue any and all other remedies provided under this Agreement or any remedies available to County at law or in equity.

3.7 The County reserves the right to change, remove, add or delete Shuttle Bus Routes or Parking Facilities for any reason whatsoever, including without limitation, operational needs, other Airport purposes, or during construction activities. Furthermore, any such change, removal, addition, or deletion of any of the foregoing may be upon 24-hours written notice to the Operator. In the event the Aviation Department deems it desirable to change, remove, add or delete any Shuttle Bus Routes or any Parking Facilities, then upon written notice by the Aviation Department, Operator shall be required to cease operating from such deleted areas and to operate from any charged or added areas, without additional expense to County. In the event of any change, removal, addition or deletion as provided hereunder, then an exhibit reflecting such shall be executed by the Director of Aviation and attached to this Agreement.

                                   ARTICLE IV
                             EQUIPMENT REQUIREMENTS

4.1 The Operator will provide a "Core Bus Fleet" sufficient to provide the normal day-to-day scheduled Shuttle Bus Services. This Core Bus Fleet must be in the numbers set forth on Exhibit C, attached hereto and made a part hereof, and must satisfy the specifications set forth on Exhibit C, and must be available and ready for operation on the Commencement Date. The Operator will also provide a "Supplemental Bus Fleet" to meet excess demand, back-up, on-demand and special service needs, as requested in advance by the Aviation Department. A distinction is made in this Agreement between vehicles comprising the "Core Bus Fleet" and vehicles comprising the "Supplemental Bus Fleet," as set forth below.

4.2 Core Bus Fleet, Operator shall be responsible for the purchase, ownership and maintenance of the Core Bus Fleet. The Core Bus Fleet must be vehicles that meet the specifications set forth on Exhibit C, and at the Commencement Date of this Agreement must be comprised of the number of vehicles specified on Exhibit C. The vehicles purchased for the Core Bus Fleet must be used exclusively for this contract and shall be eligible for the Capital Equipment Charge payable by the County each calendar month during the term of this Agreement in accordance with
         Article V of this Agreement The Operator shall notify the Aviation Department if any vehicle within the Core Bus Fleet becomes unserviceable (i.e., unsafe, poor performance or appearance) during the term of this Agreement and, upon the written approval of the Aviation Department, the Operator shall replace same. In addition, the Aviation Department may direct that additional vehicles be added to the Core Bus Fleet. Any such replacement or addition to the Core Bus Fleet that


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         is made with the written approval of the Aviation Department shall be reflected on an amended Exhibit C, as hereinafter provided, and shall be eligible for the Capital Equipment Charge.

         (a) The vehicles in the Core Bus Fleet shall be "new" when first put into service at the Airport by the Operator. The term "new" as used herein shall mean that such vehicles, when put into service at the Airport, shall be either of the same model year as the year such vehicle is first put into service at the Airport or shall be not more than one (1) model year older than the year it is first put into service at the Airport. In order to determine the Capital Equipment Charge for used vehicles in the Core Bus Fleet, the "Operator's investment" (for purposes of Article V) in a used vehicle shall be determined by a certified appraisal which shall be prepared by a franchised dealer member of the Mid-size Bus Manufacturer's Association, or other organization acceptable to the Aviation Department.

         (b) Vehicles will be added to (or will replace vehicles in) the Core Bus Fleet as required in writing by the Aviation Department in its sole discretion, and in such event the Capital Equipment Charge shall be adjusted pursuant to Article
                  V. In the event vehicles are added to, or replaced in, the Core Bus Fleet pursuant to these provisions, then such change in the Core Bus Fleet shall be reflected In an amendment to Exhibit C, which shall be signed by the Director of Aviation and attached to this Agreement. In the event of any conflict between the terms of Exhibit C and any other terms of this Agreement, the terms of Exhibit C shall control. In the event that due to any changes in the Core Bus Fleet, the parties agree that an adjustment of the In-Service Bus Hour Charge is appropriate, then such adjustment shall be made by an amendment to this Agreement, which shall be executed with the same formality and of equal dignity herewith.

         (c) Provision for Future Addition of Specialty Vehicles to Core Bus Fleet Inventory. It is anticipated that the Aviation Department shall require the Operator to purchase additional "Specialty Vehicle(s)" such as trams, airfield buses, or similar vehicles, subsequent to the Commencement Date, which will be added to the Core Bus Fleet for the purpose of inter-garage passenger transportation, transportation to and from remote aircraft passenger loading areas, or other purposes determined by the Aviation Department to be necessary for Airport operational requirements. Such purchase and addition to the Core Bus Fleet shall only be pursuant to the written requirements of the Aviation Department and upon such purchase, an amendment to Exhibit C that includes a description of the Specialty Vehicle(s) and the date of addition to the Core Bus Fleet inventory shall be signed by the Director of Aviation and attached to this Agreement. No


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                  vehicle in the Core Bus Fleet shall be deemed a Specialty
                  Vehicle, unless specifically identified as such on Exhibit C (or an amendment thereto) which has been signed by the Director of Aviation. In recognition of the unique procurement and resale markets for Specialty Vehicle(s), it is agreed that if any "qualified Specialty Vehicle(s)" (as hereinafter described) are in the Core Bus Fleet inventory at the time of termination of this Agreement (other than a termination due to the default of Operator); then the County or its designee shall purchase and the Operator shall sell such qualified Specialty Vehicle(s) to the County or its designee. The obligation to purchase herein contained shall only apply to Specialty Vehicle(s) that meet the following criteria (such vehicle(s) being called "qualified Specialty Vehicle(s)"): (i) the vehicle must have been in the Core Bus Fleet inventory for only a period of three (3) years or less at the time of termination of this Agreement; (ii) the vehicle must be identified as a Specialty Vehicle on Exhibit C (or amendment thereto); and (iii) the vehicle must be in good repair and operating condition and good appearance (which shall be confirmed by inspection of the County or its designee). The purchase price for each qualified Specialty Vehicle shall be an amount limited to the "unamortized balance of the vehicle investment" (as defined in Section 5.4 hereof). In the event of any such purchase of qualified Specialty Vehicle(s) by the County or its designee, the Operator shall deliver good, marketable title to the purchased vehicles to the County or its designee, free and clear of all liens, claims and encumbrances whatsoever. In the event that any qualified Specialty Vehicle is encumbered by a mortgage, then the Operator must obtain a release from the mortgagee and the purchase price shall be paid to the Operator upon receipt of evidence that title certificates for the qualified Specialty Vehicle(s) will be delivered to the County or its designee free and clear of all liens, claims and encumbrances whatsoever. Upon payment to the Operator of the amount required hereunder, the Operator shall deliver the qualified Specialty Vehicle(s) and the title certificates to the County or its designee, free and clear of all liens, claims and encumbrances, and shall execute the title certificates any and all other documents required to effect such transfer. Nothing herein contained shall be deemed to obligate County or its designee to purchase any qualified Specialty Vehicle upon any termination of this Agreement due to the default of the Operator.

4.3 Supplemental Bus Fleet, From time to time, the Operator may be required to provide additional shuttle bus vehicles and equipment acceptable to the Aviation Department to meet periodic increases in demand or to provide specific on-demand services. Such services shall be provided upon the written request of the Aviation Department. The "Supplemental Bus Fleet" shall consist of vehicles ranging in size from vans to full size passenger coach buses. The Supplemental Bus Fleet may be owned, leased or hired by Operator and such vehicles shall meet the minimum


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         specifications set forth on Exhibit D, attached hereto and made a part hereof. The Operator shall not use any vehicle that is unserviceable (i.e., unsafe, poor performance or appearance) for Supplemental Bus Fleet services. There shall be no Capital Equipment Charge payable with respect to any vehicles in the Supplement Bus Fleet.

4.4 It is understood and agreed that if operations or vehicles must be increased or expanded, the Aviation Department will consult with Operator on the selection of type of equipment and decision as to whether to include any such equipment in the Core Bus Fleet, or the Supplemental Bus Fleet, and whether a lease of the equipment is appropriate. In any case, the Aviation Department shall be entitled to make the final decision as to the necessity for additional operations or equipment. Should the Aviation Department decide that the Core Bus Fleet must be increased, the Operator shall provide the necessary capital, personnel and additional vehicles and other equipment to meet such requirements, subject to the provisions of this Agreement. Each vehicle added to the Core Bus Fleet shall be described on an amendment to Exhibit C, which shall be executed by the Director of Aviation, and shall be eligible for the Capital Equipment Charge in accordance with
         Article 5 of this Agreement.

4.5 Leasing of Vehicles or other Equipment, During the term of this Agreement certain shuttle requirements may be better served by leasing vehicles or other equipment. Any such lease shall be subject to the prior written approval of the Aviation Department. In the event that the Aviation Department shall determine that any such lease is not in the best interest of the Airport or the County, for any reason whatsoever, then such lease shall not be entered into by the Operator. Rental payments under leases that have been approved in writing by the Aviation Department shall be a Reimbursable Expense for the Operator pursuant to Section 5.5(a)(3) hereof, and shall not be included in the Capital Equipment Charge or any other charge. Maintenance and repairs for any leased equipment and vehicles included in the Core Bus Fleet shall not be a Reimbursable Expense, it being recognized by the parties that all such costs shall be included in the In-Service Bus Hour Charge.

                                    ARTICLE V
                        FEES, CHARGES, AND ACCOUNTABILITY

5.1 The County will pay the Operator the fees and charges during the term of this Agreement that are set forth in the remaining Sections of this
         Article V. It is expressly understood and agreed that all costs and expenses of the Operator of whatever kind or nature and whether imposed directly upon the Operator under the terms and provisions hereof or in any other manner whatsoever because of the requirements of the operation of the Airport Shuttle Bus Service or otherwise under this Agreement shall be borne by the Operator without any compensation or reimbursement from the County, except as specifically contained in this Agreement.

         (a) Except as specifically set forth herein, the entire and complete costs and expenses of the Operator's services and operations hereunder shall be borne solely by the Operator. Under no circumstances shall the County be liable to any third party (including the Operator's employees or any permitted subcontractors) for any costs and expenses incurred by the Operator, and under no circumstances shall the County be liable to the Operator for the same, except as specifically contained in this Agreement.

         (b) All payment and performance obligations of County for future fiscal year periods shall be subject to the availability of funds. Broward County has presently budgeted funds for this Agreement through SEPTEMBER 30, 1997. Thus, the term of this Agreement shall continue into or through subsequent fiscal years only if funds for payment of the Operator are budgeted and made available by the Broward County Board of County Commissioners. Termination due to failure to budget and make funds available shall not be deemed a breach of this Agreement.

5.2      Annual Management Fee

         (a) An Annual Management Fee, which will be computed and payable monthly in arrears, shall be payable by the County to the Operator in the amount set forth below for each Contract Year:

                  (i) For the first Contract Year, the Annual Management Fee shall be $396,829.00.

                  (ii) For the second Contract Year, the Annual Management Fee shall be $396,829.00.

                  (iii) For the third Contract Year, the Annual Management Fee shall be $396,829.00.

         (b) The Operator acknowledges and agrees that the annual Management Fee covers and includes for each Contract Year: (i) all salary and benefits of the on-site management team of the Operator, (ii) all profit of the Operator, and (iii) all amounts for overhead and administration, including without limitation, business insurance, finance and interest expenses, supervisory, legal, and other overhead costs. The Operator shall not be entitled to payment by the County of any amounts on account of any of the foregoing items, except payment of the monthly installments of the Annual Management Fee.

5.3      In-Service Bus Hour Charge

         (a) An "In-Service Bus Hour Charge" for each hour any vehicle in the Core Bus Fleet is used to provide services under this Agreement shall be payable by the County to the Operator in the amount set forth below during each Contract Year:

                  First Contract Year: $16.35, for each In-Service Bus Hour Second Contract Year: $16.98, for each In-Service Bus Hour Third Contract Year: $16.98, for each In-Service Bus Hour

         (b) The In-Service Bus Hour Charge will be computed and payable in arrears. Concessionaire shall submit invoices on the 1st and the 15th day of each calendar month. An "In-Service Bus Hour" is defined as a one hour time period during which a vehicle is providing authorized services under this Agreement.

         (c) The Operator acknowledges and agrees that the In-Service Bus Hour Charge covers and includes all operating costs for each vehicle, including without limitation, payroll costs, fuel, maintenance, vehicle insurance and repairs. The Operator shall not be entitled to payment by the County of any amounts on account of any of the foregoing items, except payment of the applicable In-Service Bus Hour charge.

5.4      Capital Equipment Charge (Core Bus Fleet)

         (a) The County agrees to pay to the Operator a charge ("Capital Equipment Charge") each calendar month in arrears during the term of the Agreement based on the "Operator's investment" (as hereinafter defined) in each vehicle in the Core Bus Fleet inventory during such month.

         (b) The Capital Equipment Charge for each vehicle shall be computed as follows: (i) the Operator's investment in each vehicle included in the Core Bus Fleet shall be multiplied by the fraction 1/72; and (ii) there shall be added to the product obtained in (i) preceding, monthly interest computed at the rate of one-twelfth of the "prime rate" (as hereinafter defined) of interest on the "unamortized balance of the vehicle investment" (as hereinafter defined).

                  (1) The "prime rate" shall be as published in the Wall Street Journal on the date the Capital Equipment Charge is set for each vehicle. The "prime rate" set for each vehicle shall remain the same throughout the term of this Agreement and shall not fluctuate.

                  (2) The "unamortized balance of the vehicle investment" shall be determined by multiplying (i) the Operator's investment in the vehicle by (ii) a fraction, the numerator of which shall be determined by subtracting from 72 the number of whole calendar months (subsequent to the Commencement Date) that the vehicle has been in inventory, as of the first day of the month for which the charge is being determined AND the denominator of which shall be 72.

                  (3) The "Operator's investment" in a vehicle shall be the actual purchase price paid by the Operator for such vehicle, plus any sales taxes paid, but shall only include costs incurred by Operator to a third party, which are substantiated as such by a report prepared by an independent Certified Public Accountant ("CPA Report"), and shall not include any finance or interest expenses, or administration, supervisory, or overhead or internal costs of the Operator or any payments to any affiliate of Operator. In order to determine the Capital Equipment Charge for used vehicles in the Core Bus Fleet, the "Operator's investment" in a used vehicle shall be determined by a certified appraisal which shall be prepared by a franchised dealer member of the Mid-size Bus Manufacturer's Association, or other organization acceptable to the Aviation Department ("Certified Appraisal"). Copies of the CPA Report and the Certified Appraisals for all vehicles in the Core Bus Fleet shall be provided to the Aviation Department, together with all other documentation reasonably requested by the Aviation Department.

         (c) In the event that any vehicle, at any time during the term of this Agreement has been lost or destroyed or removed from the active vehicle inventory in the Core Bus Fleet, then there shall be deducted from the Operator's investment in the Core Bus Fleet an amount equal to the unamortized balance of the vehicle investment for the vehicle that is lost, destroyed or being removed from the Core Bus Fleet. The Aviation Department shall be given not less than thirty (30) days notice of any vehicle that is lost or destroyed. Any other removal of a vehicle from the Core Bus Fleet inventory shall only occur with the written consent of the Aviation Department.

         (d) In the event that any vehicle is added to the Core Bus Fleet inventory [either as a replacement vehicle for one lost, destroyed or removed pursuant to (c), above, or as an additional vehicle pursuant to the written request of the

                  Aviation Department] then there shall be added to the Operator's investment in the Core Bus Fleet an amount equal to the lesser of: (i) the Operator's investment in the replacement or additional vehicle that has been approved in writing by the Aviation Department; or (ii) the unamortized balance of the vehicle investment pertaining to the vehicle (if any) that was removed from the Core Bus Fleet inventory.

         (e) Notwithstanding any other provision of this Agreement, it is hereby understood that the Operator may place a mortgage, lien, conditional bill of sale or other encumbrance or security interest (hereinafter called "the mortgage") on individual vehicles in the Core Bus Fleet, provided, however, that the mortgage with respect to each vehicle: (i) does not secure an indebtedness in excess of ninety percent (90%) of the purchase price of the encumbered vehicle; (ii) shall contain provisions calling for payment of the indebtedness and interest in successive monthly installments; (iii) shall receive the prior written approval of the Aviation Department, and (iv) shall contain the following provisions to be binding upon the Operator and the mortgagee.

                  (1) In the event of any default under the mortgage, the mortgagee shall give County written notice of such default at the same time as such notice is given to the Operator, together with a statement of any and all sums which would at that time be due under the mortgage, designating where and to whom payment shall be made. Such written notice shall be given at the address of County set forth in the notice provision of this Agreement. The County shall have the right, but not the obligation, to cure any such default, with the County's period to cure such default being equal to thirty (30) days beginning on the expiration of any cure period provided to the Operator. Operator hereby consents to all such payments made by County to mortgagee and Operator further agrees that the amount of all such payments made by County to mortgagee shall be a set off and deducted from all amounts payable by County to Operator, pursuant to
                           Article V or any other provision of this Agreement.

                  (2) In the event of the termination of this Agreement by the County and in the event that the Core Bus Fleet or any vehicle thereof is then encumbered by the mortgage, the Operator shall have the right to pay the mortgagee the outstanding indebtedness then due under the mortgage together with interest due as of such date, without penalty, and to secure a release of the Core Bus Fleet or any vehicle thereof from the mortgage, and to have such mortgage canceled and discharged. In the event the Operator does not pay the mortgagee as aforesaid, the County or its designee shall have the right but not the obligation to itself pay directly to the mortgagee the outstanding indebtedness then due under the mortgage together with interest due as of said date, without penalty, and to secure the release of the Core Bus Fleet or any vehicle thereof from the mortgage and to have such mortgage canceled and discharged. The Operator and the mortgagee shall execute and deliver to the County or its designee upon the payment by the County to the mortgagee as aforesaid, any and all instruments which may be necessary or desirable so as to release the vehicle(s) from the mortgage and from any and all rights of the mortgagee thereto, and to convey good, marketable title in the vehicle(s), free of all liens, claims and encumbrances, to the County or its designee.

                  (3) Upon execution of the mortgage, the mortgagee shall give the County a true copy thereof. No amendments shall be made to the mortgage without the prior written consent of the Aviation Department and a true copy of any amendments shall be provided to the Aviation Department. The provisions of the mortgage and any amendments shall not be in violation of the foregoing provisions.

         (f) The Operator hereby agrees that it shall promptly make the payments required under any mortgage and shall not be in default under any term or provision thereof. The Operator further agrees that it shall give prompt written notice to the Aviation Department in the event it is in default in making any payments under any mortgage and in the event it receives any notice or communication from the mortgagee indicating that the Operator is in default under any terms or provisions of any Mortgage.

5.5      Reimbursable Expenses

         (a)      Reimbursable Expenses shall include only the following:

                  (1) The direct hourly expense associated with providing Supplemental Bus Fleet services requested in writing by the Aviation Department in accordance with Section
                           4.3 of this Agreement. The direct hourly expense for Supplemental Bus Fleet services shall be limited to the rates specified on Exhibit D for the vehicles identified thereon. For all other Supplemental Bus Fleet services, the direct hourly expense for any such vehicle shall be limited to the actual out-of-pocket expenses of the Operator, with no profit, overhead or other administrative expenses.

                  (2) The out-of-pocket cost associated with any service other than Core Bus Fleet or Supplemental Bus Fleet, that is specifically approved in advance in writing, by the Aviation Department that is necessary to fulfill an

                           Aviation Department requirement during the term of this Agreement. The County shall reimburse only the actual out-of-pocket expenses of the Operator, with no profit, overhead or other administrative expenses.

                  (3) Lease payments for vehicles and equipment, specifically approved in advance, in writing by the Aviation Department, that is necessary to fulfill an Aviation Department requirement during the term of this Agreement, other than Core Bus Fleet or Supplemental Bus Fleet. The County shall reimburse only the actual out-of-pocket expenses of the Operator, with no profit, overhead or other administrative expenses.

                  (4) Travel expenses pursuant to Section 6.17 of this Agreement, provided such expenses must be approved in advance by the Aviation Department. Such travel expenses shall include identifiable per diem, meals and lodging, taxi fares and miscellaneous travel-connected expenses subject to the limitations of Section 112.061, Florida Statutes. Meals for class C travel inside Broward County will not be reimbursed. Lodging will be reimbursed only for room rates equivalent to Holiday Inn, Howard Johnson or Ramada Inn. Mileage will not be reimbursed for any travel within the tri-county area of Dade, Broward and Palm Beach County.

         (b) The County shall pay approved Reimbursable Expenses to the Operator, monthly in arrears.

5.6 Monthly Report, Payment. On or before the fifteenth (15th) day of each month, the Operator shall submit to the County a monthly report, certified by an officer of the Operator on a form approved in writing by the Aviation Department. This monthly report shall set forth the monthly installment of the Annual Management Fee, the monthly In-Service Bus Hour Charge, the monthly Capital Equipment Charge, and any Reimbursable Expenses, by category, for the previous month.

         (a) The monthly report shall contain documentation of the In-Service Bus Hour Charge, Capital Equipment Charge and all Reimbursable Expenses, including activity reports, vehicle inventory, and copies of invoices. If requested by the County at any time, the Operator shall provide original invoices and/or front and back of canceled checks, and all other documentation the Aviation Department shall reasonably request. THE MONTHLY REPORT SHALL ALSO INDICATE THE CUMULATIVE AMOUNT OF SDBE PARTICIPATION TO DATE.

         (b) The monthly report shall include a statement from the Operator indicating, on a monthly basis: (i) the actual number of vehicle hours by category of vehicle, and whether it is in the Core Bus Fleet or the Supplemental Bus Fleet, and (ii) the number of passengers by route. The monthly report shall be retrievable on a data base in a format that is compatible with Aviation Department software, and if requested by the Aviation Department, the Operator will provide both a hard copy report and a computer disk containing the data on a monthly basis.

         (c) Upon acceptance by the Aviation Department of the monthly report, the County will process and pay the invoices within thirty (30) days. If, during the process, certain expenses or charges are not approved for payment, such expenses or charges shall be deducted from the invoice and the approved portion of the invoice shall be processed for payment.

5.7 The Operator shall keep separate books and records for its Airport operations. Such books and records shall be kept and maintained in accordance with generally accepted accounting practices. Such books and records shall be kept and maintained during the "Retention Period" (as hereinafter defined). The "Retention Period" is defined as the greater of: (i) the required retention period of the Florida Public Records Act (Chapter 119, Fla. Stat), if applicable, or (ii) the period of time covering the term of this Agreement and any extensions thereof and for a period of three (3) years after the expiration of this Agreement or
         (ii) if any audit has been initiated and audit findings have not been resolved at the end of the three years, the books and records shall be retained until resolution of the audit findings. If the Florida Public Records Act is determined by County to be applicable to Operator's records, Operator shall comply with all requirements thereof, however, no confidentiality or non-disclosure requirement of either federal or state law shall be violated by Operator. Such books and records shall be true, full and accurate and shall include without limitation, payroll records, worker's compensation payment records, liability insurance records, and books of account (Including records of original entry and daily forms) recording, connected with, or related to, the operations of the Operator and any approved subcontractors. Such books and records shall include but not be limited to, all matters relating to the fees and charges payable by the County to the Operator under this Agreement, and such additional information as the County may, from time to time require. Such records shall include a separate recording of the actual number of service hours by individual vehicle including the number of passengers thereon and whether such vehicle is in the Core Bus Fleet or the Supplemental Bus Fleet.

5.8 In performing on-demand services, the Operator will keep a separate record of the actual number of vehicle hours (by type) in providing the service. The Operator will also record the number of passengers thereon and keep separate records on the number of trips and passengers thereon of any approved subcontractor providing services hereunder. The Operator shall, at its own expense, install, maintain and use such equipment and devices for recording the hours of service as shall be appropriate to its business and necessary or desirable to keep accurate records of the same and as the Aviation Department may from time to time require. The Operator shall at all reasonable times allow inspection by the agents and employees of the County of all such equipment or devices.

5.9 The County shall have the right through its representatives, and at all reasonable times during the Retention Period, to inspect and audit any and all books and records relating to this Agreement and to determine the correctness of the fees and charges paid by the County to the Operator for any annual period which ended no more than three (3) years prior to the date of commencement of such audit. The County shall have the right to audit the books and records of all approved Subcontractors and of affiliated and related parties of the Operator, if during the review of Operator's books and records it is determined that there are affiliated or related party financial transactions. Said books and records shall be made available at the Airport premises or at the corporate headquarters of the entity, as may be directed by the County. In the event that any such audit reflects that the total fees and charges actually paid by County during any annual period shall exceed the fees and charges due and owing for such period, then a refund will be made by the Operator to the County in the amount of such difference, plus interest thereon from the date of overpayment at the rate of eighteen percent (18%) per annum. If, as a result of any audit, it is established that the Operator has overstated the amount of fees and charges payable by the County by one (1%) percent or more during, the annual reporting period covered by the audit, the entire expense of said audit shall be borne by the Operator.

                                   ARTICLE VI
                     OPERATIONAL REQUIREMENTS AND STANDARDS

6.1 The hours of business during which Operator is to conduct its operations shall be twenty-four (24) hours a day, seven (7) days a week, including holidays. The Operator, shall provide adequate personnel at all times and this requirement shall be reflected in its management and operation plan. The Operator shall provide additional or reduced staffing at such times as may be determined by the Aviation Department.

6.2 Operator shall submit a management and operation plan to the Aviation Department for approval prior to the Commencement Date of this Agreement. The Operator agrees to update the plan on an annual basis, if so directed by the Aviation Department, and submit such updated plan for approval by the Aviation Department. The burden of proving compliance with the management and operation plan rests with the Operator. The Aviation Department must approve all revisions and/or updates to said plan in writing, and the Operator agrees to demonstrate compliance with the rules, regulations, and operating procedures contained within the management and operation plan. A failure to comply with the management and operation plan that has been approved by the Aviation Department shall be a default under this Agreement, entitling the County to exercise any and all remedies available hereunder. In the event of any conflict between the terms of the management and operation plan and any terms of this Agreement, the terms of this Agreement shall control.

6.3 Operator agrees to maintain all vehicles in first class appearance and mechanical condition throughout the duration of this Agreement. Vehicles will be swept at the beginning of each shift and at any time during each shift as necessary. In addition, all debris, trash, and other items will be removed from the interior of the vehicle after each round trip. Vehicles will be washed and cleaned (interior and exterior) at least twice per week and at such other times as necessary.

6.4 Operator agrees to provide, at its expense, an adequate number of suitable and operational radios to perform all services required by this Agreement. Allowance should be made for downtime caused by routine maintenance, recharging of batteries, equipment failures, or for any other reasons.

6.5 Operator shall provide all service and maintenance for vehicles, including but not limited to, gas, oil, repairs. Fueling and maintenance of vehicles shall be done while vehicles are not required to be in service. The total number of vehicles required to be operational during a shift will not be decreased for any period of time to allow for fueling or maintenance of vehicles.

6.6 Vehicles must be equipped with a fully functioning air-conditioning system and proper safety equipment. All vehicles shall be equipped with signs and numbers on the front, rear and right side, and/or any other location the Aviation Department deems necessary, with the words designated by the Aviation Department.

6.7 Operator agrees to maintain minimum headway times and maximum frequency. At no time will vehicles exceed the headway times set forth on Exhibit B, provided that by verbal notice to the Operator from the Aviation Department (which verbal notice shall be followed by written confirmation) such headway times may be increased or decreased to meet the operational needs of the Aviation Department. All such changed headway times shall be attached to this Agreement, as a supplement to Exhibit B, which shall be signed by the Aviation Director. Vehicles should be evenly spaced throughout the system. One additional operational vehicle should be available at all times to be placed in service in an emergency or during periods of high demand. It is the intent and purpose of this agreement that the Operator shall conduct the services required hereunder in such a manner as to provide for the cost efficient movement of passengers and employees using the Airport.

6.8 The Operator shall furnish, at its own cost and expense, managers, supervisors, drivers and such other employees as may be necessary for the proper conduct and operation of the services required hereunder. The on-site management team shall consist of a full time Manager of Shuttle Bus Services, and a least five (5) persons who are shift supervisory personnel. All such employees shall possess all necessary permits, licenses, approvals, and certificates required by any applicable law, ordinance, rule or regulation of Broward County, the State of Florida or the United States. The Manager of Shuttle Bus Services may not be changed without the prior written approval of the Aviation Department.

6.9 The Operator shall establish and implement personnel policies that will provide, as of the Commencement Date of this Agreement, that bus drivers who have been employed by the previous shuttle bus operator shall be given a preference in hiring as employees of the Operator. All employees of the Operator shall wear legible name tags while on duty.

6.10 The Operator's representatives, agents, managers, supervisors, drivers, and employees shall maintain the highest standards of service and shall be courteous, polite and inoffensive in their conduct and demeanor. Upon objection from the Aviation Department concerning the conduct, demeanor or appearance of such persons, the Operator shall forthwith take all steps necessary to remove the cause of the objection and impose such disciplinary actions against any employee as may be required by company policy.

6.11 Operator shall assure that all management employees and all other employees, including drivers, that have direct contact with the public have at least eight (8) hours of customer service training annually (including participation in the Airport Ambassador Program). The Aviation Department shall be given notice of company customer service training at least two (2) weeks in advance of such training. The Aviation Department reserves the right to send a representative(s) to observe such training.

6.12 The Operator's employees, who are in contact with the public, must wear distinctive uniforms while on duty identifying them as the Operator's employees, and the style, color, and insignia of such uniforms and the employee's nameplate must have been approved in writing in advance by the Aviation Department.

6.13 All employees of the Operator parking their own personal vehicles on Airport property shall park such vehicles in the employee parking areas designated by the Aviation Department and shall be subject to the fees promulgated for such lot.

6.14 The Operator shall assure that all drivers of any vehicles are licensed to drive the type of vehicles assigned to them and have at least eight
         (8) hours of driver safety training annually. The Aviation Department shall be given notice of such training at least two (2) weeks in advance of such training. The Aviation Department reserves the right to send a representative(s) to observe such training.

6.15 The Operator shall select and appoint a full time Manager of Shuttle Bus Services, who shall be in complete charge of Operator's operations, and whose sole and full time duties shall be as Manager of Shuttle Bus Services at the Airport. Such person shall be a highly qualified and experienced manager, with at least three (3) years of experience in managing a ground transportation operation of transporting passengers and employees.

         (a) The Manager of Shuttle Bus Services shall be vested with full power and authority to take all necessary actions where a prompt response is required to maintain or restore Shuttle Bus Services, prior to or without obtaining company headquarters' approval of such actions. In addition, the Manager of Shuttle Bus Services shall be responsible to respond in writing to customer complaints regarding Shuttle Bus Services and report such complaints and their resolution to the Aviation Department.

         (b) The Manager of Shuttle Bus Services shall ordinarily be available during regular business hours, and at times during the Manager's absence an equally authorized and qualified supervisor shall be in charge and available. Operator shall provide to the Aviation Department the daily schedule for the manager and all other supervisory personnel, and shall notify the Aviation Department of any changes to that schedule. In addition, when on duty, the manager and all supervisory personnel must be available to the Aviation Department by radio contact, at all times. Said radios shall be purchased and/or leased at the Operator's expense.

         (c)      Management personnel shall wear proper business attire.

         (d) Prior to the Commencement Date, Operator shall submit to the Aviation Department, for approval prior to his/her assignment, a complete resume of the person whom the Operator proposes to designate as the initial Manager of Shuttle Bus Services. In the event that the Operator intends to replace the Manager of Shuttle Bus Services for any reason, the Operator shall notify the Aviation Department in writing of its intent. Operator shall also submit to the Aviation Department for approval prior to his/her assignment, a complete resume of the person whom Operator proposes to next designate as Manager of Shuttle Bus Services. The Aviation Department reserves the right to disapprove Operator's designee for the position of Manager of Shuttle Bus Services.

         (e) In the event that the Aviation Department determines that the incumbent Manager of Shuttle Bus Services has failed to manage properly the Operator's operation in a professional, competent manner at all times or to fully perform his/her duties and obligations as Operator's representative hereunder, then in addition to all other rights under this Agreement, the Aviation Department shall have the right to require the Operator to replace such manager. The Aviation Department shall notify the Operator in writing of its demand for replacement and shall allow the Operator thirty (30) days from the date of such notice to effect replacement.

6.16 Operator shall devise and implement an orientation program for all new employees to include customer service training and orientation to company policies and procedures and provide and document appropriate training to ensure that Operator's employees at the Airport have a good understanding of the location of various facilities, businesses and agencies at the Airport and in the community that such employees may provide adequate public information. This training must be up-dated on a regular and on-going basis.

6.17 In recognition that Operator possesses specialized knowledge in the management and operation of Shuttle Bus Services, the Aviation Department may at any time require Operator to provide certain information and input with respect to the operation of the Airports Shuttle Bus Services. In such event, Operator agrees to fully cooperate with such inquiries and to be available to the Aviation Department, including the attending of meetings. Any travel expenses and other related costs resulting from Operator's compliance with this provision, subject to the provisions of Section 5.5, shall be Reimbursable Expenses.

                                   ARTICLE VII
                                   COMPLAINTS

7.1 Operator is obligated to respond to complaints regarding the quality of service, whether patrons' complaints or on the Aviation Department's own initiative or otherwise. Such response shall be provided by the Operator in writing within five (5) working days. The Operator shall copy the Aviation Department on all correspondence. At the request of the Aviation Department, Operator shall meet with the Aviation Department to review any complaints or concerns and to promptly correct any deficiencies. The Aviation Department's determination as to quality of operation or services shall be conclusive, and curative measures shall be implemented by Operator as expeditiously as possible.

7.2 The Aviation Department shall have the right to inspect the vehicles during the Operator's regular hours or at any time in case of emergency to determine whether the Operator has complied with and is complying with the terms and conditions of this Agreement. The Aviation Department may, at its discretion, require the Operator to effect repairs at Operator's expense.

7.3 Operator shall make no improvements, additions, alterations or modifications to any portion of the Airport premises, including without limitation, the Shuttle Bus Routes and the Parking Facilities.

                                  Article VIII
                                   COMPLIANCE

8.1 The Operator, its officers, agents, servants, employees, contractors, licensees and any other person who the Operator controls or has the right to control shall comply with all present and future laws, ordinances, orders, directives, rules, and regulations of the United States of America, the State of Florida, Broward County and all other local governmental authorities with jurisdiction and their respective agencies, departments, authorities and commissions which may affect the Operator or its operations in connection with this Agreement, including without limitation, the Americans with Disabilities Act, as amended, and all rules, regulations, and directives thereunder.

8.2 Operator shall pay, on or before their respective due dates, to the appropriate collecting authority, all federal, state, County and local taxes and fees, which are now or may hereafter be levied upon the premises, or upon Operator, or upon the business conducted by the Operator, or upon any of Operator's property used in connection therewith, or upon any fees or other amounts payable hereunder, and shall maintain in current status all federal, state, County and local licenses and permits required for the operation of the business conducted by Operator.

8.3 Operator and its approved subcontractors shall pay wages that are not less than the minimum wages required by federal and state statutes and County and local ordinances, to persons employed in its operations hereunder.

                                   Article IX
                                   ASSIGNMENT

9.1 Operator shall not sell, transfer, assign, pledge, or otherwise encumber this Agreement, or any portion thereof, or any of its rights and privileges hereunder, or contract for the performance of any of the services to be provided by it under this Agreement (collectively, a "Disposition"), or permit any such Disposition to occur by operation of law, without the County's prior written consent, which consent may be granted or withheld by the County in the exercise of its sole discretion or conditioned upon such additional terms and conditions as County, in its sole discretion, may seek to impose, including but not limited to: (i) an assessment of whether or not any proposed assignee or other party meets the standards and qualifications as proposed by Operator during the initial selection; (ii) a requirement that any proposed assignee or other party have a net worth in excess of the net worth of the Operator, and/or (iii) a requirement that the Operator not be in default under any of the terms, covenants, and conditions herein contained. In the event of any Disposition, the Operator shall not be released of any liability hereunder. In the event of any Disposition between Operator and an affiliate of Operator, the County shall require the execution by Operator of a Payment and Performance Guaranty, in form and substance satisfactory to County, whereby Operator guarantees the performance of all obligations hereunder and the payment of all sums due hereunder. This Agreement does not constitute a lease of any premises, and Operator shall have no right whatsoever to lease or sublease any areas described in this Agreement.

9.2 For purposes of this Article IX a Disposition shall include any transfer of this Agreement by merger, consolidation or liquidation or by operation of law, or if Operator is a corporation (except if Operator is a corporation whose stock is publicly traded) any change in ownership of or power to vote a majority of the outstanding voting stock of Operator from the owners of such stock or those controlling the power to vote such stock on the date of this Agreement, or if Operator is a limited or a general partnership or joint venture, any transfer of an interest in the partnership or joint venture which results in a change in control of such partnership or joint venture from those controlling such partnership or joint venture on the date of this Agreement. Notwithstanding the foregoing, a transfer of stock of the Operator among its current stockholders or among its current stockholders and their immediate families, any transfer of stock resulting from the death of a stockholder, a transfer of partnership or joint venture interests in Operator among existing partners or among existing partners or joint venturers and their immediate families, or any transfer of such an interest resulting from the death of a partner or joint venturer, shall not be deemed a Disposition for purposes of this Article.

9.3 In the event that any Disposition shall occur without the prior written consent of the County, then in addition to all other available remedies, the County shall be entitled to immediately terminate this Agreement. Any written consent required hereunder shall not be effective unless evidenced by a document of equal dignity with and executed with the same formality as this Agreement.

                                    Article X
                INSURANCE AND INDEMNIFICATION: PERFORMANCE BOND

10.1 Operator shall at all times hereafter indemnify, hold harmless and, at County Attorney's option, defend or pay for an attorney selected by County Attorney to defend County, its officers, agents, servants, and employees against any and all claims, losses, liabilities, and expenditures of any kind, including attorney fees, court costs, and expenses, caused by negligent act or omission of Operator, its employees, agents, servants, or officers, or accruing, resulting from, or related to the subject matter of this Agreement including, without limitation, any and all claims, demands, or causes of action of any nature whatsoever resulting from injuries or damages sustained by any person or property. The provisions of this section shall survive the expiration or earlier termination of this Agreement To the extent considered necessary by the Aviation Department and the County Attorney, any sums due the Operator under this Agreement may be retained by County until all of County's claims for indemnification pursuant to this Agreement have been settled or otherwise resolved; and any amount withheld shall not be subject to payment of interest by the County. The provisions of this Section 10.1 shall survive the expiration or earlier termination of this Agreement.

10.2 Liability Insurance. In order to insure the indemnification obligation contained above, Operator shall, as a minimum, provide, pay for, and maintain in force at all times during the term of this Agreement (unless otherwise provided), the insurance coverages set forth below, in accordance with the terms and conditions required hereby. Each insurance policy shall clearly identify the foregoing indemnification as insured.

         (a) Such policy or policies shall be without any deductible amount and shall be issued by United States Treasury approved companies authorized to do business in the state of Florida, and having agents upon whom service of process may be made in Broward County, Florida.

         (b) Comprehensive General Liability Insurance. A Comprehensive General Liability Insurance Policy shall be provided which shall contain minimum limits of Five Hundred Thousand Dollars ($500,000.00) per occurrence combined single limit for bodily injury liability and property damage liability. Coverage must be afforded on a form no more restrictive than the latest edition of the Comprehensive General Liability Policy, without restrictive endorsements, as filed by the Insurance Services Office and must include: Premises and/or operations, Independent contractors, Products and/or Completed Operations for contracts, Hazard, Broad Form Contractual Coverage applicable to this specific Contract, including any hold harmless and/or indemnification agreement. Personal Injury Coverage with Employee and Contractual Exclusions removed, with minimum limits of coverage equal to those required for Bodily Injury Liability and Property Damage Liability.

         (c) Business Automobile Liability. Business Automobile Liability with minimum limits of Five Hundred Thousand Dollars ($500,000.00) per occurrence, combined single limit for Bodily Injury Liability and Property Damage Liability. Coverage must be afforded on a form no more restrictive than the latest edition of the Business Automobile Liability policy, without restrictive endorsements, as filed by the Insurance Services Office, and must include: Owned Vehicles, Hired and Non-Owned Vehicles. Such insurance shall also provide that in the event any vehicle is operated on any "airside" area of the Airport, coverage shall be increased to One Million Dollars ($1,000,000.00) per occurrence, combined single limit, bodily injury and property damage liability.

         (d) Workers' Compensation Insurance. Workers' Compensation insurance to apply for all employees in compliance with the "Workers' Compensation Law" of the State of Florida and all applicable federal laws. In addition, the policy(ies) must include: Employers' Liability with a limit of Five Hundred Thousand Dollars ($500,000.00) each accident.

10.3 Operator shall furnish to the Contract Administrator Certificates of Insurance or endorsements evidencing the insurance coverages specified by this Article prior to beginning performance of work under this Agreement. The required Certificates of Insurance shall name the types of policies provided, refer specifically to this Agreement, and state that such insurance is as required by this Agreement.

10.4 Coverage is not to cease and is to remain in force (subject to cancellation notice) until all performance required of Operator is completed. All policies must be endorsed to provide County with at least thirty (30) days' notice of cancellation and/or restriction. If the any of the insurance coverages will expire prior to the completion of the work, copies of renewal policies shall be furnished at least thirty (30)days' prior to the date of their expiration.

10.5 The aforesaid minimum limits of insurance shall be reviewed from time to time by the County Risk Management Division and may be adjusted if the Risk Management Division determines that such adjustments are necessary to protect

         County's interest. When such policies or certificates have been delivered by the Operator to the County as aforesaid and at any time or times thereafter, the County may notify the Operator in writing that the insurance represented thereby does not conform to the provisions of this Article X either because of the amount or because of the insurance company or for any other reason, and the Operator shall have fifteen
         (15) days in which to cure any such defect. Compliance with the requirements of this Article X as to the carrying of insurance shall not relieve the Operator of its liability under any other provision of this Agreement.

10.6 As security for the performance of all obligations hereunder, an Irrevocable Letter of Credit ("Letter of Credit") or a Payment and Performance Bond ("Bond"), in form and substance satisfactory to County, in an amount equal to Two Hundred Thousand and 00/100 Dollars ($200,000.00) for the term of the Agreement ("Security Deposit"), shall be submitted to the County simultaneously with the execution of this Agreement by the Operator. The Security Deposit shall be in form and substance satisfactory to the County's Risk Management Division. In the event of any failure by Operator to perform all obligations of this Agreement, then in addition to any other rights and remedies available to County at law or in equity, County shall be entitled to draw down up to the full amount of the Security Deposit and apply same to all amounts owed under this Agreement and all damages incurred by County due to any default of Operator. Upon notice of any such draw, Operator shall immediately replace the Security Deposit with a new Letter of Credit or Bond in the full amount of the Security Deposit required hereunder. The Letter of Credit or Bond, as applicable, shall be kept in full force and effect throughout the term of this Agreement and for a period of six (6) months following the termination date of this Agreement. If a Letter of Credit is posted, then the term and all renewal terms of the Letter of Credit shall be for a period of not less than one year. Not less than ninety (90) days prior to any expiration date of the Letter of Credit or Bond, Operator shall submit evidence in form satisfactory to County that said security instrument has been renewed. A failure to renew or replace the Letter of Credit or Bond, as applicable, within ten (10) days of notice from the Aviation Department to do so, shall (i) entitle the County to draw down the full amount of such Security Deposit, and (ii) be a default of this Agreement, entitling County to all available remedies. Upon receipt of any replacement Letter of Credit, the County shall return any prior Letter of Credit, provided the replacement Letter of Credit satisfies the provisions hereof.

10.7 Each Letter of Credit provided hereunder or under any other Section or provision of this Agreement shall be provided by a financial institution of recognized standing authorized to do business in the State of Florida. Throughout the term of the Letter of Credit, the financial institution that has issued the Letter of Credit must have an office in Broward, Dade or Palm Beach County, Florida, at which the Letter of Credit may be presented for drawing down, and the financial institution must have been in business with a record of successful continuous operation for at least five (5) years. Each letter of credit shall be in form and substance satisfactory to the County. Each Bond provided hereunder, or under any other Section or provision of the Agreement, shall be executed by a surety company of recognized standing authorized to do business in the State of Florida and having a resident agent in Broward County and having been in business with a record of successful continuous operation for at least five (5) years. Each Bond shall be in form and substance satisfactory to the County. Furthermore, such surety company must have at least a "B+" rating in the latest revision of Best's Insurance Report.

                                   Article XI
                              TERMINATION BY COUNTY

11.1 In addition to all other remedies available to the County, this Agreement, at the option of the County, shall be subject to immediate termination should any one or more of the following events of default occur:

         (a) If Operator shall neglect or fail to perform or observe any of the terms, provisions, conditions or covenants herein contained, if such neglect or failure shall continue for a period of fifteen (15) days after written notice of such neglect or failure is given to Operator, provided that if within said fifteen (15) day period Operator shall commence and thereafter diligently proceed to cure such default, said cure period shall be extended for a reasonable time; or

         (b) If the estate hereby created shall be taken by execution or by other process of law; or

         (c) The taking by a court of competent jurisdiction of Operator or its assets pursuant to proceedings under the provisions of any federal or state reorganization code or act, insofar as the following enumerated remedies for default are provided for or permitted in such code or act; or

         (d) If any court of competent jurisdiction shall enter a final order with respect to Operator, providing for modification or alteration of the rights of creditors; or

         (e) If Operator shall fall to abide by all applicable federal, state, County and local laws, ordinances, rules and regulations.

         (f) If Operator shall make any Disposition, without the prior written consent of the County; or

         (g) If Operator shall fail to commence operations by the Commencement Date or, if subsequent to the Commencement Date, Operator shall discontinue its operations at the Airport; or

         (h) If any of Operator's permitted subcontractors shall fail to perform according to terms of this Agreement.

11.2 In the event any condition of default shall occur (notwithstanding any waiver, license or indulgence granted by County with respect to any condition of default in any form or instance) County, then, or at a time thereafter, shall have the right, at its option, to terminate this Agreement by giving written notice to that effect, at which time Operator will then Immediately quit the Airport premises and all areas covered by this Agreement, and shall cease operations at the Airport, and such termination shall be without prejudice to any remedy of County for damages or any other remedies whatsoever.

11.3 Upon termination of this Agreement, County shall have the right to engage another operator to provide the Shuttle Bus Services at the Airport, for such period or periods (which may extend beyond the term of this Agreement) at such fees and upon such other terms and conditions as County may, in good faith, deem advisable. County shall in no event be liable and Operator's liability shall not be affected or diminished in any way whatsoever for failure of County to obtain another operator.

11.4 Upon termination or non-renewal of this Agreement the purchase of qualified Specialty Vehicle(s) shall be pursuant to Section 4.2(c) of this Agreement. In addition, upon termination or non-renewal of this Agreement, the County or its designee shall have the right, but not the obligation, to purchase any of the vehicle(s) in the Core Bus Fleet. The purchase price paid for such vehicle(s) (the "Payment") shall be limited to and not more than the "unamortized balance of the vehicle investment" (as defined in Section 5.4, hereof). In the event of any such purchase by the County or its designee, the Operator shall deliver title to the purchased vehicle(s) to the County or its designee, free and clear of all liens, claims and encumbrances whatsoever. In the event that the Core Bus Fleet or any vehicle therein is encumbered by a mortgage, then the Operator must obtain a release from the mortgagee and the Payment shall be paid to the Operator upon receipt of evidence that title certificates for the vehicle(s) will be delivered to the County or its designee free and clear of all liens, claims and encumbrances whatsoever. Upon making the Payment to the Operator, the Operator shall deliver the vehicle(s) and the title certificates to the County or its designee, free and clear of all liens, claims and encumbrances, and shall execute the title certificates and all other documents required to effect such transfer.

11.5 If this Agreement shall terminate for any reason, Operator and those operating under it shall forthwith remove their personal property from the Airport premises. If Operator or any such claimant shall fail to effect such removal of personal property forthwith, County may, at its option, without liability to Operator or those claiming under Operator, remove such personal property and may store the same for the account of Operator or of the owner thereof at any place selected by County, or, at County's election, and upon fifteen (15) days written notice to Operator of date, time and location of sale, County may sell the same at public auction or private sale on such terms and conditions as to price, payment and otherwise as County in its sole discretion may deem advisable. If, in County's judgment, the cost of removing and storing or the cost of removing and selling any such personal effects exceeds the value thereof or the probable sale price thereof, as the case may be, County shall have the right to dispose of such goods in any manner County may deem advisable. Operator shall be responsible for all costs of removal, storage and sale, and County shall have the right to reimburse itself from the proceeds of any sale for all such costs paid or incurred by County. If any surplus sale proceeds shall remain after such reimbursement County may deduct from such surplus any other sum due to County hereunder and shall pay over to Operator any remaining balance of such surplus sale proceeds.

11.6 If proceedings shall at any time be commenced against Operator by County under this Agreement and compromise or settlement shall be effected either before or after judgment whereby Operator shall be permitted to continue to operate under this Agreement, then such proceedings shall not constitute a waiver of any condition or agreement contained herein or of any subsequent event of default.

11.7 Any amount paid or expense or liability incurred by County due to Operator's failure to perform in accordance with the terms and provisions of this Agreement, shall be deemed to be monies due by Operator to County hereunder and shall be paid by the Operator to the County upon demand therefor. At the option of the County, the same may be deducted from any amounts payable by County to Operator hereunder.

11.8 Operator hereby expressly waives any and all rights of redemption granted by or under any present or future laws in the event of any termination of this Agreement. The rights given to County herein are in addition to any rights that may be given to County by statute or otherwise.

11.9 Upon termination of this Agreement, through passage of time or otherwise, the Operator shall aid the County in all ways possible in continuing the provision of shuttle bus services at the Airport without interruption of service.

11.10 In the event of any termination of this Agreement, Operator shall have no further rights hereunder and shall cease forthwith all operations upon the Airport premises and shall pay in full any amount owed to County. The Operator's Security Deposit may be applied by the County to any sums due to County under this Agreement and any damages incurred by County.

                                   Article XII
                                    SECURITY

FAA Regulations and Security - Operator agrees to observe all security requirements and other requirements of the Federal Aviation Regulations applicable to Operator, including without limitation, Part 107 and Part 139, and the Operator agrees to comply with the Airport Security Program, and amendments thereto, as approved by the Federal Aviation Administration, and to take such steps as may be necessary or directed by the County to insure that sublessee, employees, contractors, agents, invites and guests observe these requirements. If required by the Aviation Department, Operator shall conduct background checks of its employees and of the employees of its subcontractors in accordance with applicable Federal Regulations. If as a result of the acts or omissions of Operator, its sublessee, employees, contractors, agents, invites or guests, the County incurs any fines and/or penalties imposed by the Federal Aviation Administration or any expense in enforcing the regulations of the Federal Aviation Administration, including without limitation, Part 107 and Part 139 and/or any expense in enforcing the Airport Security Program, then Operator agrees to pay and/or reimburse to County all such costs and expenses, including all costs of administrative proceedings, court costs, and attorneys fees and all costs incurred by County in enforcing this provision. Operator further agrees to rectify any security deficiency or other deficiency as may be determined as such by the County or the Federal Aviation Administration. In the event Operator fails to remedy any such deficiency, the County may do so at the cost and expense of Operator. The County reserves the right to take whatever action necessary to rectify any security deficiency or other deficiency.

                                  Article XIII
                              FIRE AND OTHER DAMAGE

In the event that structural or permanent portions of any buildings or improvements located at the Airport shall be damaged by fire or other casualty, the obligations of the Operator hereunder shall not cease, however any fees and charges payable by County shall be adjusted by an amendment, if it is equitable to do so, to take into account any lower level of service or any increased level of service occasioned by such damage.

                                   Article XIV
                             INDEPENDENT CONTRACTOR

Operator is an independent contractor under this Agreement. Services provided by Operator shall be subject to the supervision of Operator, and such services shall not be provided by Operator or its agents as officers, employees, or agents of the County. The parties expressly acknowledge that it is not their intent to create any rights or obligations in any third person or entity under this Agreement.

                                   Article XV
                               GENERAL PROVISIONS

15.1 Federal Aviation Act, Section 308 - Nothing herein contained shall be deemed to grant the Operator any exclusive right or privilege within the meaning of Section 308 of the Federal Aviation Act for the conduct of any activity on the Airport, except that, subject to the terms and provisions hereof, the Operator shall have the right to operate at the Airport under the provisions of this Agreement.

15.2 Notices - Whenever either party desires to give notice to the other, such notice must be in writing, sent by certified United States Mail, postage prepaid, return receipt requested, or by hand-delivery with a request for a written receipt of acknowledgment of delivery, addressed to the party for whom it is intended at the place last specified. The place for giving notice shall remain the same as set forth herein until changed in writing in the manner provided in this section. For the present, the parties designate the following:

            COUNTY:

                  Director
                  Broward County Aviation Department
                  Fort Lauderdale-Hollywood International Airport
                  1400 Lee Wagener Boulevard
                  Fort Lauderdale, FL 33315

          With a copy to:

                  County Administrator
                  Governmental Center
                  115 South Andrews Avenue
                  Fort Lauderdale, FL 33301

          OPERATOR:

                  Limousines of South Florida, Inc.
                  2595 N.W. 38th Street
                  Miami, FL 33142
                  Attention: Mark Levitt, Vice President

15.3 Captions - The headings of the several articles and sections of this Agreement are inserted only as a matter of convenience and for reference and in no way define, limit, or describe the scope or intent of any provisions of this Agreement and shall not be construed to affect in any manner the terms and provisions hereof or the interpretation or construction thereof.

15.4 Severability - In the event this Agreement or a portion of this Agreement is found by a court of competent jurisdiction to be invalid, the remaining provisions shall continue to be effective unless County or Operator elects to terminate this Agreement. The election to terminate this Agreement based upon this provision shall be made within seven (7) days after the finding by the court becomes final.

15.5 Agent for Service of Process - It is expressly understood and agreed that if the Operator is not a resident of the State of Florida, or is an association or partnership without a member or partner resident of said State, or is a foreign corporation, then in any such event the Operator does designate the Secretary of State, State of Florida, its agent for the purpose of service of process in any court action between it and the County arising out of or based upon this Agreement, and the service shall be made as provided by the laws of the State of Florida for service upon a non-resident, who has designated the Secretary of State as agent for service. It is further expressly agreed, covenanted, and stipulated that, if for any reason, service of such process is not possible, and as an alternative method of service of process, Operator may be personally served with such process out of this State by certified mailing to the Operator at the address set forth herein. Any such service out of this State shall constitute valid service upon the Operator as of the date of mailing. It is further expressly agreed that the Operator is amenable to and hereby agrees to the process so served, submits to the jurisdiction, and waives any and all objections and protest thereto.

15.6 Waiver of Claims - The Operator hereby waives any claim against Broward County and its officers, commissioners and employees for any consequential damages, including, without limitation, any loss of anticipated profits, caused by (a) any default of County hereunder, or
         (b) any suit or proceedings directly or indirectly attacking the validity of this Agreement or any part thereof, or (c) any judgement or award in any suit or proceeding declaring this Agreement null, void or voidable, or delaying the same or any part thereof, from being carried out.

15.7 Public Entity Crimes Act - Operator represents that the execution of this Agreement will not violate the Public Entity Crimes Act (Section 287.133, Florida Statutes), which essentially provides that a person or affiliate who is a contractor, consultant or other provider and who has been placed on the convicted vendor list following a conviction for a Public Entity Crime may not submit a bid on a contract to provide any goods or services to County, may not submit a bid on a contract with County for the construction or repair of a public building or public work, may not submit bids on leases of real property to County, may not be awarded or perform work as a contractor, supplier, subcontractor, or consultant under a contract with County, and may not transact any business with County in excess of the threshold amount provided in
         Section 287.017, Florida Statutes, for category two purchases for a period of 36 months from the date of being placed on the convicted vendor list. Violation of this section shall result in termination of this Agreement and recovery of all monies paid hereto, and may result in debarment from County's competitive procurement activities. In addition to the foregoing, Operator further represents that there has been no determination, based on an audit, that it committed an act defined by Section 287.133, Florida Statutes, as a "public entity crime" and that it has not been formally charged with committing an act defined as a "public entity crime" regardless of the amount of money involved or whether Operator has been placed on the convicted vendor list.

15.8 Right to Develop Airport - It is further covenanted and agreed that the County reserves the right to further develop or improve the Airport and all landing areas and taxiways as it may see fit, regardless of the desires or views of the Operator and without interference or hindrance.

15.9 Development Orders/Regulatory Approvals - The Operator acknowledges that County is subject to certain Development Orders issued pursuant to Chapter 380, Florida Statutes (collectively, "Development Orders"). The County has completed its 1994 Fort Lauderdale-Hollywood International Airport Master Plan Update (said document as hereinafter amended or replaced being referred to as the "Airport Master Plan") and its 1994 Fort Lauderdale-Hollywood International Airport FAR Part 150 Program Update (said document as hereinafter amended or replaced being hereinafter referred to as the "Part 150 Study"). Accordingly, the County will be seeking regulatory approvals (collectively "Regulatory Approvals)" consistent with such plans and the implementation of such plans, which may include the following: (1) amendment of the existing Development Orders consistent with Chapter 380, Florida Statutes, as may be amended; (2) Preliminary Development Agreement(s) from the Department of Community Affairs consistent with Chapter 380, Florida Statutes, as may be amended; (3) land use and zoning amendments pursuant to Chapter 163,
         Part II, Florida Statutes, as may be amended; (4) preparation of an Environmental Impact Statement, consistent with federal requirements,
         (5) such environmental permitting as may be required by federal, state, or local regulations, and (6) any other regulatory approvals as may be required by any governmental authority having jurisdiction over the issuance of permits for the approval and implementation of the Airport Master Plan and the Part 150 Study.

         Operator agrees to cooperate with County in connection with County's efforts to obtain the Regulatory Approvals. From and after the date of execution of this Agreement, Operator covenants and agrees (i) to support the County's efforts to obtain the Regulatory Approvals; and
         (ii) to execute any document(s) or instrument(s) reasonably requested by County in order to assist County in obtaining the Regulatory Approvals, provided that Operator shall not be required to bear any expense in connection therewith and the Operator shall not be deemed an agent of the County.

15.10 Subordination of Agreement - This Agreement, and all provisions hereof, is subject and subordinate to the terms and conditions of the instruments and documents under which the County acquired the Airport from the United States of America and shall be given only such effect as will not conflict or be inconsistent with the terms and conditions contained in such instruments and documents and any existing or subsequent amendments thereto. This Agreement and all provisions hereof, is subject and subordinate to any ordinances, rules or regulations which have been, or may hereafter be adopted by the County pertaining to the Airport. This Agreement, and all provisions hereof, is subject and subordinate to the provisions of any agreement heretofore or hereafter made between the County and the United States Government relative to the operation or maintenance of the Airport, the execution of which has been required as a condition precedent to the transfer of federal rights or property to the County for Airport purposes, or the expenditure of federal funds for the improvements or development of the Airport, including without limitation the expenditure of federal funds for the development of the Airport under the provisions of the Federal Aviation Act of 1958, as it has been amended from time to time. In addition, this Agreement is subordinate and subject to the provisions of all resolutions heretofore and hereafter adopted by the County in connection with any revenue bonds issued by the County with respect to the operations of the Airport, or any improvements to the Airport or any of its facilities, and to the provisions of all documents executed in connection with any such bonds, including without limitation, any pledge, transfer, hypothecation or assignment made at any time by County to secure any such bonds.

15.11 Radon Gas - Radon is a naturally occurring radioactive gas that, when it has accumulated in a building in sufficient quantities, may present health risks to persons who are exposed to it over time. Levels of radon that exceed federal and state guidelines have been found in buildings in Florida. Additional information regarding radon and radon testing may be obtained from your County public health unit.

15.12 Incorporation by Reference - The truth and accuracy of each "Whereas" clause set forth above is acknowledged by the parties. The attached Exhibits A, B, C and D, and Attachments I and II are incorporated into and made a part of this Agreement.

15.13 Incorporation of Required Provisions - The parties incorporate herein by this reference all provisions lawfully required to be contained herein by any governmental body or agency.

15.14 Non-Liability of Agents and Employees - No commissioner, officer, agent, director, or employee of the County shall be charged personally or held contractually liable by or to the Operator under any of the terms or provisions of this Agreement or because of any breach thereof or because of its or their execution or attempted execution.

15.15 Successors and Assigns Bound - This Agreement shall be binding upon and inure to the benefit of the successors and assigns of the parties hereto where permitted by this Agreement.

15.16 Right to Amend - In the event that the Federal Aviation Administration or its successors requires modifications or changes in this Agreement as a condition precedent to the granting of funds for the improvement of the Airport, or otherwise, the Operator agrees to consent to such amendments, modifications, revisions, supplements, or deletions of any of the terms, conditions, or requirements of this Agreement as may be reasonably required.

15.17 Time of Essence - Time shall be deemed to be of the essence in performing the duties, obligations and responsibilities required by this Agreement.

15.18 Interpretation - Words of any gender used in this Agreement shall be held and construed to include any other gender and words in the singular number shall be held to include the plural, unless the context otherwise requires. All personal pronouns used in this Agreement shall include the other gender, and the singular shall include the plural, and vice versa, unless the context otherwise requires.

         Terms such as "herein," "hereof," "hereunder," and "hereinafter" refer to this Agreement as a whole and not to any particular sentence, paragraph, or section where they appear, unless the context otherwise requires. Whenever reference is made to a Section of this Agreement, such reference is to the Section as a whole, including all of the subsections and subparagraphs of such Section, unless the reference is made to a particular subsection or subparagraph of such Section. Captions and Section headings used in this Agreement are for the convenience of reference of the parties and shall not be deemed to limit or in anyway affect the meaning of any of the provisions of this Agreement. The words "shall" and "must" when used in this Agreement are mandatory; the words "should" and "may" when used in this Agreement are permissive.

15.19 Incorporation of RLI Documents - The Request for Letters of Interest ("Request") issued by the County and the proposal documents submitted by Operator to County for evaluation in the award process pursuant to which this Agreement was awarded to Operator, is hereby incorporated by reference into this Agreement and made a part hereof (the Request and all documents filed by Operator in response thereto are called collectively, "RLI Documents"). Operator shall be bound by all terms, conditions, representations, and commitments contained in the Operator's RLI Documents, except to the extent any provision in the Operator's RLI Documents is specifically deleted hereby. In the event Operator shall fail to abide by and comply with any of the terms, conditions, representations, or commitments contained in the Operator's RLI Documents, then, at the option of County, such failure shall be deemed a default of this Agreement.

                                   Article XVI
                                  MISCELLANEOUS

16.1 It is understood and agreed that this Agreement, the exhibits hereto and the RLI Documents constitute the entire agreement between the parties hereto. It is further understood and agreed by Operator that no claim or liability or cause for termination shall be asserted by Operator against County, and County shall not be liable by reason of, the breach of any representations or promises not expressly stated in this Agreement; any other written or parol agreement with County being expressly waived by Operator.

16.2 This Agreement is binding at execution. The individuals executing this Agreement on behalf of Operator personally warrant that they have full authority to execute this Agreement on behalf of the entity for whom they are acting herein.

16.3 All approvals and consents required to be obtained hereunder must be in writing to be effective.

16.4 All rights and remedies of County hereunder or at law or in equity are cumulative, and the exercise of any right or remedy shall not be taken to exclude or waive the right to the exercise of any other. Failure by County to enforce any provision of this Agreement shall not be deemed a waiver of such provision or modification of this Agreement. A waiver of any breach of a provision of this Agreement shall not be deemed a waiver of any subsequent breach and shall not be construed to be a modification of the terms of this Agreement. County and Operator agree that each requirement, duty, and obligation set forth herein is substantial and important to the formation of this Agreement and, therefore, is a material term hereof.

16.5 Operator covenants and agrees that it will not sell, convey, transfer, mortgage, pledge or assign this Agreement or any right created hereby or take any other action described by Article IX hereof, without the prior consent of the County, contained in a written document executed with the same formality and of equal dignity herewith.

16.6 No modification, extension, amendment or alteration of the terms and conditions contained herein shall be effective unless contained in a written document prepared with the same or similar formality as this Agreement, and executed by the Operator and the Broward County Board of County Commissioners, except an amendment of Exhibit C, which is executed by the Operator and the Director of the Aviation Department in accordance with Sections 4.2 and 4.4 of this Agreement.

16.7 Jurisdiction. This Agreement shall be interpreted and construed in accordance with and governed by the laws of the State of Florida. Venue for litigation concerning this Agreement shall be in Broward County, Florida.

16.8 Environmental Impairment; Containment, Removal and Abatement - The discharge of any pollutants or hydrocarbon contamination, or other contaminants (collectively, "Pollutants") at the Airport in violation of any federal, state or local law, rule or regulation or in violation of any order or directive of any federal, state or local court or entity with jurisdiction of such discharge is prohibited.

         (a) Any such discharge of Pollutants by Operator or any of its officers, employees, contractors, subcontractors, invitees, or agents, and whether or not committed prior to or following the execution of this Agreement, shall be, at the Operator's expense, immediately contained, removed and abated to the satisfaction of the County, and any court or regulatory entity having jurisdiction of the discharge. If Operator does not take action immediately to have such Pollutants contained, removed or abated, the County may undertake the removal of the discharge, however, any such action by the County shall not relieve the Operator of its obligations and responsibilities under this or any other provision of this Agreement or as imposed by law.

                  No action taken by either the Operator or the County to contain or remove Pollutants, or to abate a discharge, whether such action is taken voluntarily or not, shall be construed as an admission of liability as to the source of or the person who caused the pollution or its discharge.

         (b) Operator shall provide County with immediate notice of any and all spills, leaks or discharges of any size whatsoever of Pollutants arising from its operations on the Airport property, and shall further provide County with prior notice of not less than one (1) business day of all curative measures, remediation efforts and/or monitoring activities to be effected. Copies of such notice shall be sent to the Director of Aviation, and the Director of the Department of Natural Resource Protection.

         (c) As required by law, Operator shall provide the relevant regulatory authorities with notice of spills, leaks or discharges of Pollutants on Airport property, and shall have an updated contingency plan in effect relating to such discharges.

         (d) County shall have the right to inspect all documents relating in any way to discharge of any Pollutants at the Airport and all activities thereon relating to writings regarding environmental issues, remediation efforts, etc., including, but not limited to, manifests evidencing proper transportation and disposal of Pollutants, site assessments, and sampling and test results.

         (e) If the County arranges for the removal of any Pollutants at the Airport that were caused by the Operator, or any of its officers, employees, contractors, subcontractors, invitees, or agents, the costs of such removal incurred by the County shall be paid by Operator to the County immediately upon County's written demand, with interest at the rate of eighteen percent (18%) per annum thereafter accruing.

         (f) Operator shall not be liable for the discharge of any Pollutants caused by the negligence or willful misconduct of the County. Nothing herein shall relieve Operator of its general duty to cooperate with the County in ascertaining the source and, containing, removing and abating any Pollutants at the Airport.

         (g) The provisions of this Section shall survive the expiration or other termination of this Agreement.

16.9 Upon termination or expiration of this Agreement, the Operator shall remain liable for all obligations and liabilities that have accrued prior to the date of termination or expiration.

16.10 Joint Preparation - Preparation of this Agreement has been a joint effort of County and Operator and the resulting document shall not, solely as a matter of judicial construction, be construed more severely against one of the parties than any other.

16.11 Third Party Beneficiaries - Neither Operator nor County intend to directly or substantially benefit a third party by this Agreement. Therefore, the parties agree that there are no third party beneficiaries to this Agreement and that no third party shall be entitled to assert a claim against either of them based upon this Agreement.

16.12 Remedies - In the event of a breach of any of the terms or conditions of this Concession Agreement, it is specifically acknowledged and agreed that either party shall, in addition to all other remedies which may be available in law or equity, have the right to enforce this Agreement by specific performance, injunctive relief, prohibition or mandamus to compel the other party to abide by the terms of this Agreement.

16.13 Drug-free Workplace - It is a requirement of County that it enter into contracts only with firms that certify the establishment of a drug free work place in accordance with Chapter 21.31(a) of the Broward County Procurement Code. Execution of this Agreement by Operator shall also serve as Operator's required certification that it either has or that it will establish a drug free work place in accordance with Chapter 21.31(a) of the Broward County Procurement Code.

16.14 Conflicts - Unless the Operator shall receive the prior written consent of the County, Operator agrees that during the term of this Agreement, it and its employees shall not have or hold any employment or contractual relationship with any business entity or any agency that will create a continuing or frequently recurring conflict between the duties, obligations and requirements of Operator under this Agreement and such other employment or contractual relationship, or that would impede the discharge of any of the duties, obligations or requirements of this Agreement. Operator agrees that none of its employees shall, during the term of this Agreement, give sworn testimony or issue a report or writing, as an expression of his or her opinion, which is adverse or prejudicial to the interests of County in any pending or threatened legal or administrative proceeding. The limitations of this section shall not preclude such persons from representing themselves in any action or in any administrative or legal proceeding regarding this Agreement.

16.15 Contingency Fee - Operator warrants that it has not employed or retained any company or person, other than a bona fide employee working solely for Operator, to solicit or secure this Agreement and that it has not paid or agreed to pay any person, company, corporation, individual or firm, other than a bona fide employee working solely for Operator, any fee, commission, percentage, gift, or other consideration contingent upon or resulting from the award or making of this

         Agreement. For a breach or violation of this provision, Board shall have the right to terminate this Agreement without liability at its discretion, or to deduct from the Agreement price or otherwise recover the full amount of such fee, commission, percentage, gift or consideration.

16.16 Ownership of Documents. Any and all reports, photographs, surveys, and other data and documents provided or created in connection with this Agreement are and shall remain the property of County. In the event of termination of this Agreement, any reports, photographs, surveys, and other data and documents prepared by Operator, whether finished or unfinished, shall become the property of County and shall be delivered by Operator to the Contract Administrator.

16.17 Police/Regulatory Powers. County cannot, and hereby specifically does not, waive or relinquish any of its regulatory approval or enforcement rights and obligations as it may relate to regulations governing this Agreement or any operations or activities pursuant hereto. Nothing in this Agreement shall be deemed to create an affirmative duty of County to abrogate its sovereign right to exercise its police powers and governmental powers by approving or disapproving or taking any other action in accordance with its zoning and land use codes, administrative codes, ordinances, rules and regulations, federal laws and regulations, state laws and regulations, and grant agreements.

16.18 Prior Agreements - This document incorporates and includes all prior negotiations, correspondence, conversations, agreements, and understandings applicable to the matters contained herein and the parties agree that there are no commitments, agreements or understandings concerning the subject matter of this Agreement that are not contained in this document. Accordingly, the parties agree that no deviation from the terms hereof shall be predicated upon any prior representations or agreements, whether oral or written. It is further agreed that no modification, amendment or alteration in the terms or conditions contained herein shall be effective unless contained in a written document in accordance with Section 16.6 above.

16.19 Priority of Provisions. If there is a conflict or inconsistency between any term, statement, requirement, or provision of any exhibit attached hereto, any document or events referred to herein, or any document incorporated into this Agreement by reference and a term, statement, requirement, or provision of this Agreement, the term, statement, requirement, or provision contained in Articles I through 16 of this Agreement shall prevail and be given effect.

16.20 Counterparts. This Agreement may be executed in up to five (5) counterparts, each of which shall be deemed to be an original.

AGREEMENT BETWEEN BROWARD COUNTY AND LIMOUSINES OF SOUTH FLORIDA, INC. FOR AIRPORT SHUTTLE BUS SERVICES AT THE FORT LAUDERDALE-HOLLYWOOD INTERNATIONAL AIRPORT

         IN WITNESS WHEREOF, the parties have made and executed this Agreement on the respective dates under each signature: BROWARD COUNTY through its BOARD OF COUNTY COMMISSIONERS, signing by and through its Chair, or Vice Chair authorized to execute same by Board action on the 24 day of June, 1997, and Limousines of S. Florida, signing by and through its Vice President, duly authorized to execute same.


                                          COUNTY


ATTEST:                            BROWARD COUNTY, through its
                                   BOARD OF COUNTY COMMISSIONERS


/s/ Illegible                      By /s/ Illegible
-----------------------------         --------------------------------
County Administrator and                                      Chair
Ex-Officio Clerk of the
Board of County Commissioners
of Broward County,  Florida         [County Commissioners Seal]


Approved as to Insurance            Approved as to form by
Requirements by                     Office of County Attorney
RISK MANAGEMENT DIVISION            Broward County, Florida
                                    JOHN J. COPELAN, JR., County Attorney
                                    Governmental Center, Suite 423
                                    115 South Andrews Avenue
By /s/ Mary. M. Meister             Fort Lauderdale, Florida 33301
-----------------------------       Telephone: (954) 357-7600
         Director                   Telecopier: (954) 357-7641



                                    By /s/ Christine C. Lee
                                       --------------------------------
                                       Christine C. Lee
                                       Assistant County Attorney

AGREEMENT BETWEEN BROWARD COUNTY AND LIMOUSINES OF SOUTH FLORIDA, INC. FOR AIRPORT SHUTTLE BUS SERVICES AT THE FORT LAUDERDALE-HOLLYWOOD INTERNATIONAL AIRPORT



                                    OPERATOR

                                              LIMOUSINES OF SOUTH FLORIDA, INC.
ATTEST:


/s/ Illegible                       By /s/ Mark Levitt
-------------------------              ----------------------------------
   Secretary                        Print Name: Mark Levitt
                                    Title: Vice President

  (CORPORATE SEAL)                  27 day of May 1997

WITNESS

/s/ Michael Clemente
-------------------------
/s/ J.N. Sullera
-------------------------
                                       48